Exhibit 99
Contact:	Mike Cockrell

Treasurer & Chief Financial Officer

(601) 649-4030
SANDERSON FARMS, INC. RECEIVES NASDAQ LETTER
LAUREL, Miss. (March 12, 2009) — Sanderson Farms, Inc. (NASDAQ: SAFM) today announced that it received a letter on March 11, 2009, from the staff of the Listing Qualifications Office of the NASDAQ Stock Market LLC, determining that the Company failed to comply with Marketplace Rule 4350(c)(3), which provides for independent director oversight of a listed issuer’s executive compensation, and the requirement of Marketplace Rule 4350(d)(2) that a listed issuer’s audit committee be composed of only independent directors.
     In late January 2009, the Company became concerned that John Bierbusse, a member of the Company’s audit and compensation committees, may not be independent under NASDAQ’s rules. Specifically, the Company learned that John Bierbusse’s brother, who is a “Principal” in the business consulting unit of Ernst & Young LLP (“E&Y”), the Company’s independent registered public accounting firm, may be considered a partner of E&Y. Upon making this discovery, the Company promptly made inquiries of E&Y to determine the nature of Mr. Bierbusse’s brother’s relationship with E&Y, and learned that E&Y uses the title of “Principal” to designate non-accounting partners of the firm. It also confirmed that Mr. Bierbusse’s brother works as a business consultant, is not an accountant, has no business contact with the auditing practice of E&Y, and has no involvement with the Company.
     The Company immediately contacted the Listing Qualifications Office of NASDAQ to seek its view of whether Mr. Bierbusse would continue to be deemed “independent” under NASDAQ rules. On March 6, 2009, the Listing Qualifications Office orally informed the Company of its view that Mr. Bierbusse was no longer an independent director pursuant to Marketplace Rule 4200(a)(15)(F), which provides that a director is not independent if he has a family member who is a current partner of the issuer’s outside auditor.
     On March 10, 2009, Mr. Bierbusse resigned as a member of the audit and compensation committees, effective immediately. Mr. Bierbusse will continue as a member of the Company’s board of directors.
     In its letter, the staff observed that upon discovery of this issue, the Company took immediate action. The staff also noted that, as a result of Mr. Bierbusse’s resignation from the two committees, the Company has established a compensation committee and an audit committee in conformity with Marketplace Rules 4350(c)(3) and 4350(d)(2). The staff closed the matter upon the issuance of its letter.
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Sanderson Farms Receives NASDAQ letter

March 12, 2009
     This release is issued pursuant to Marketplace Rule 4803(a), which requires the Company to make a public announcement through the news media disclosing receipt of the staff’s letter and the NASDAQ rules upon which it is based.
     Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.
     This press release contains forward-looking statements based on management’s current views and assumptions. Actual results and events may differ. For a discussion of these matters, please refer to the “Cautionary Statement Regarding Risks and Uncertainties That May Affect Future Performance” in Item 7 of the Company’s 2008 Annual Report on Form 10-K and please refer to the cautionary statement found in Management’s Discussion and Analysis of Financial Condition and Results of Operations under the heading “General” in Part I, Item 2 of the Quarterly Report on Form 10-Q for the Company’s first quarter ended January 31, 2009.
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